                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                         EXTENDED STAY AMERICA, INC.,


                             ESA MERGER SUB, INC.


                                      AND


                           STUDIO PLUS HOTELS, INC.



                         DATED AS OF JANUARY 16, 1997

                               TABLE OF CONTENTS

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                                                                            PAGE

ARTICLE 1  THE MERGER..........................................................2

1.1  The Merger................................................................2
1.2  Effective Time............................................................2
1.3  Effects of the Merger.....................................................2
1.4  Certificate of Incorporation and Bylaws; Directors and Officers...........2
1.5. The Closing...............................................................3

ARTICLE 2  EFFECT OF THE MERGER ON SECURITIES OF THE COMPANY AND NEWCO.........3

2.1. NEWCO Stock...............................................................3
2.2. Conversion of Company Common Stock........................................3
2.3  Exchange of Shares........................................................5
2.4. Dividends, Fractional Shares, Etc.........................................6
2.5  Tax-Free Reorganization...................................................7

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................7

3.1  Organization, Standing and Power..........................................7
3.2  Capital Structure.........................................................8
3.3  Subsidiaries..............................................................8
3.4  Other Interests...........................................................9
3.5  Authority; Non-Contravention..............................................9
3.6  SEC Documents............................................................10
3.7  Absence of Certain Events................................................11
3.8  Litigation...............................................................11
3.9  Material Contracts.......................................................12
3.10 Employee Plans...........................................................12
3.11 Employment Relations and Agreements......................................14
3.12 Real Property............................................................14
3.13 Limitation on Business Conduct; Condition of Assets......................15
3.14 Environmental Laws and Regulations.......................................16
3.15 Trademarks, Copyrights...................................................17
3.16 Compliance with Laws.....................................................17
3.17 Takeover Statutes........................................................17
3.18 Taxes....................................................................17
3.19 Brokers..................................................................18
3.20 Opinion of Financial Advisor.............................................18
3.21 Pooling of Interests.....................................................18
3.22 Ownership of Purchaser Shares............................................18
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                                       i

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
 3.23 Amendment to Rights Plan................................................18

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................19

 4.1  Organization, Standing and Power........................................19
 4.2  Capital Structure.......................................................19
 4.3  Authority; Non-Contravention............................................19
 4.4  SEC Documents...........................................................20
 4.5  Absence of Certain Events...............................................21
 4.6  Purchaser Material Contracts............................................22
 4.7  Employee Plans..........................................................22
 4.8  Taxes...................................................................24
 4.9  Compliance with Laws....................................................24
 4.10 Litigation..............................................................24
 4.11 Employment Relations and Agreements.....................................24
 4.12 Environmental Laws and Regulations......................................25
 4.13 Trademarks, Copyrights..................................................25
 4.14 Brokers.................................................................25
 4.15 Takeover Statute........................................................25

ARTICLE 5  COVENANTS..........................................................26

 5.1. Alternative Proposals...................................................26
 5.2. Interim Operations......................................................26
 5.3. Meetings of Stockholders................................................30
 5.4. Filings, Other Action...................................................31
 5.5. Inspection of Records...................................................31
 5.6. Publicity...............................................................31
 5.7. Registration Statement..................................................32
 5.8. Listing Application.....................................................32
 5.9. Affiliate Letters.......................................................33
 5.10. Expenses...............................................................33
 5.11. Takeover Statute.......................................................33
 5.12. Conduct of Business by NEWCO Pending the Merger........................33
 5.13. Conveyance Taxes.......................................................34
 5.14. Further Amendments to Rights Plan......................................34
 5.15. Indemnification of Officers and Directors..............................34
 5.16. Tax Treatment..........................................................34
 5.17. Employee Benefits......................................................35
 5.18 Stock Options...........................................................35
 5.19 Purchaser Board of Directors............................................36
 5.20 Employment Contract.....................................................36

ARTICLE 6  CONDITIONS.........................................................36

 6.1. Conditions to Each Party's Obligation to Effect the Merger..............36

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
 6.2. Conditions to Obligation of Company to Effect the Merger................37
 6.3. Conditions to Obligation of the Purchaser to Effect the Merger..........38

ARTICLE 7  TERMINATION........................................................39

 7.1. Termination by Mutual Consent...........................................39
 7.2. Termination by Either the Purchaser or Company..........................39
 7.3. Termination by Company..................................................39
 7.4. Termination by the Purchaser............................................40
 7.5. Effect of Termination and Abandonment...................................40
 7.6. Extension, Waiver.......................................................40

ARTICLE 8  GENERAL PROVISIONS.................................................41

 8.1. Nonsurvival of Representations, Warranties and Agreements...............41
 8.2. Notices.................................................................41
 8.3. Assignment; Binding Effect..............................................41
 8.4. Entire Agreement........................................................42
 8.5. Amendment...............................................................42
 8.6. Governing Law...........................................................42
 8.7. Counterparts............................................................42
 8.8. Headings................................................................42
 8.9. Interpretation..........................................................42
 8.10. Waivers................................................................42
 8.11. Incorporation of Exhibits..............................................42
 8.12. Severability...........................................................43
 8.13. Enforcement of Agreement...............................................43

                          AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 16th day of January 1997, by and among Extended Stay America, Inc., a Delaware corporation (the "Purchaser"), ESA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser ("NEWCO"), and Studio Plus Hotels, Inc., a Virginia corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of the Purchaser, NEWCO, and the Company have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, the acquisition of the Company by the Purchaser by means of a merger of the Company with and into NEWCO;

     B. For federal income tax purposes, it is intended that the Merger, as defined herein, qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and (a)(2)(D) of the United States Internal Revenue Code of 1986, as amended (the "Code");

     C. For accounting purposes, it is intended that the Purchaser's acquisition of the Company be treated as a pooling of interests pursuant to Accounting Principles Board Opinion No. 16, and each of the parties hereto have made certain representations and warranties and have undertaken certain obligations relating to the preservation of such treatment.

     D. Concurrently with the execution hereof, in order to induce the parties hereto to enter into this Agreement, Norwood Cowgill, Jr. has granted to the Purchaser an irrevocable proxy ("Proxy") with respect to his Company Common Stock (as defined herein) in the form of the proxy set forth in the Stockholder Agreement attached as Exhibit A hereto (the "Stockholder Agreement") and George
D. Johnson, Jr. has entered into an agreement to vote his Purchaser Stock (as defined herein) in the form set forth in the Voting Agreement attached hereto as Exhibit B (the "Voting Agreement");

     E. The Merger described herein is subject to approval of the stockholders of the Purchaser and the Company, respectively, and satisfaction of certain other conditions described in this Agreement; and

     F. The Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER


     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), and the Virginia Stock Corporation Act, as amended (the "VSCA"), the Company shall be merged with and into NEWCO at the Effective Time, as defined herein (the "Merger"). Following the Merger, the separate corporate existence of the Company shall cease and NEWCO shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the VSCA. The name of NEWCO as the Surviving Corporation, shall be changed, by virtue of the Merger, to Studio Plus Hotels, Inc.

     1.2 Effective Time. The Merger shall become effective when a certificate or articles of merger, as applicable, (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL and the VSCA, is accepted for filing by the Secretary of State of the State of Delaware (the "Delaware Secretary of State") and the Virginia State Corporation Commission (the "Virginia Commission"). When used in this Agreement, the term "Effective Time" shall mean the later of (i) the date and time at which the Certificate of Merger has been accepted for filing by both the Delaware Secretary of State and the Virginia Commission, or (ii) such later time established by the Certificate of Merger. The filing of the Certificate of Merger with both the Delaware Secretary of State and the Virginia Commission shall be made as soon as reasonably practicable (but not later than the third business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

     1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and VSCA.

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. (a) The Certificate of Incorporation of NEWCO, as in effect immediately prior to the Effective Time, shall be amended by the Certificate of Merger to change the name of NEWCO to "Studio Plus Hotels, Inc." and, as so amended, the Certificate of Incorporation and the Bylaws of NEWCO shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The directors of NEWCO at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) The officers of NEWCO at the Effective Time and such other persons as designated by the Purchaser shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.5. The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Bell, Boyd & Lloyd, 70 West Madison Street, Chicago, Illinois, at 10:00 a.m., local time, on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or
(b) at such other time, date or place as the Purchaser and the Company may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE 2

                       EFFECT OF THE MERGER ON SECURITIES

                           OF THE COMPANY AND NEWCO

     2.1. NEWCO Stock. At the Effective Time, each share of the common stock of NEWCO outstanding immediately prior to the Effective Time shall remain outstanding and shall continue as one share of common stock of the Surviving Corporation, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of the Surviving Corporation.

     2.2. Conversion of Company Common Stock. (a) Except as otherwise provided in Section 2.4 and subject to Sections 2.2(c) and 2.2(d), at the Effective Time each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), shall be converted into the right to receive 1.2272 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of the Purchaser ("Purchaser Stock"). The number of shares of Purchaser Stock received as determined as aforesaid is referred to herein as the "Stock Consideration." In the event of any change in Purchaser Stock or Company Common Stock between the date of this Agreement and the Effective Time by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like ("Adjustment Event"), the Exchange Ratio shall be appropriately adjusted so that each holder of Company Common Stock will receive in the Merger the same proportionate amount of Purchaser Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event.

          (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Stock Consideration and cash for fractional shares of Purchaser Stock in accordance with Section 2.4 upon the surrender of a certificate representing such shares of Company Common Stock (a "Company Certificate").

          (c) Notwithstanding anything contained in this Section 2.2 to the contrary, each share of Company Common Stock held of record by the Purchaser and each share of Company Common Stock issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

          (d) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL or the VSCA (but only to the extent required thereby), shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised dissenter rights with respect thereto in accordance with Article 15 of the VSCA (the "Dissenting Company Common Shares") will not be exchangeable for the right to receive the Stock Consideration, and holders of such shares of Company Common Stock will be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Article 15 unless and until such holders fail to perfect or effectively withdraw or shall have lost their rights to appraisal and payment under the VSCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Stock Consideration, without any interest thereon. The Company will give the Purchaser prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Payment for the Dissenting Company Common Shares shall be made as required by the VSCA.

          (e) At the Effective Time, each outstanding option or right to purchase from the Company shares of Company Common Stock (a "Company Option") under any of the Stock Plans (as defined in Section 3.2) or otherwise shall, to the extent agreed to by the holder of such Company Option in an Option Assumption Agreement (as hereinafter defined) (which agreement the Company will use its best efforts to obtain), be assumed by the Purchaser in such manner that each such Company Option (whether or not such option is then exercisable) shall be converted into an option to purchase shares of Purchaser Stock, as provided below. Following the Effective Time, each such Company Option shall be subject to the same terms and conditions as are applicable to such Company Option at the Effective Time, except that (i) all references in the Company Options to Company and Company Common Stock shall be deemed to be references to Purchaser and Purchaser Stock, respectively, (ii) all actions to be taken thereunder by the Board of Directors of the Company or a committee thereof shall be taken by the Board of Directors of the Purchaser or a committee thereof, (iii) each such Company Option shall be immediately and fully exercisable for that number of whole shares (with fractions rounded up to the next whole number) of Purchaser Stock equal to the product of (x) the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio as defined in Section 2.2(a) and (iv) the exercise price of such Company Option shall be equal to the exercise price of such option immediately prior to the Effective Time divided by the Exchange Ratio. It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such Company Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Options provided by this Section 2.2(e) satisfy the conditions of
Section 424(a) of the Code. Except as set forth in the Company Disclosure Letter, from and after the date of this Agreement, no additional options to purchase shares of Company Common Stock shall be granted under the Stock Plans or otherwise. Approval by the stockholders of the Company and the Purchaser of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 2.2(e).

     2.3  Exchange of Shares. (a)  Approval of the Merger as contemplated by
Section 6.1(a) hereof shall constitute appointment by the stockholders of the Company of Harris Trust and Savings Bank as the Exchange Agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, the Purchaser shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates ("Purchaser Certificates") representing the aggregate number of shares of Purchaser Stock constituting Stock Consideration for exchange in accordance with this Article 2 and cash to be paid in lieu of fractional shares (the shares deposited pursuant hereto and such cash being referred to herein as the "Exchange Fund"). Purchaser Stock into which Company Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

          (b) As soon as practicable after the Effective Time, Purchaser and NEWCO shall cause the Exchange Agent to mail to each holder of record of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock which will be canceled pursuant to Section 2.2(c) or Dissenting Company Common Shares) (i) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Stock Consideration with respect to the shares of Company Common Stock formerly represented thereby.

          (c) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Company Letter of Transmittal, duly executed, and such other documents as the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive promptly in exchange therefor a Purchaser Certificate representing that number of shares of Purchaser Stock which such holder has the right to receive pursuant to this
Article 2 and the Company Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.3, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Stock Consideration with respect to the shares of Company Common Stock formerly represented thereby.

     2.4. Dividends, Fractional Shares, Etc. (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Purchaser Stock shall be paid with respect to any shares of Company Common Stock represented by a Company Certificate, until such Company Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Purchaser Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Purchaser Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Purchaser Stock, less the amount of any withholding taxes which may be required thereon.

          (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for the consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Company Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), shall not be exchanged until the Purchaser has received a written agreement from such person as provided in Section 5.9.

          (c) No fractional shares of Purchaser Stock shall be issued pursuant to the Merger, and such fractional interests shall not entitle the owners thereof to vote, to receive dividends or to exercise any other right of a stockholder with respect to such fractional interest. In lieu of the issuance of any fractional share of Purchaser Stock pursuant to the Merger, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Purchaser Stock upon surrender of Company Certificates pursuant to
Section 2.3(c) hereof shall be paid cash (rounded to the nearest cent, $.005 to be rounded to $.01) upon surrender in an amount equal to such fraction times the closing sale price of the Purchaser Stock on the Nasdaq National Market ("Nasdaq") on the day of the Effective Time, or, if the Purchaser Stock is not traded on such day, such closing price on the next preceding day on which such stock was traded on Nasdaq.

          (d) Any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Purchaser. Any former stockholder of the Company who has not theretofore complied with this Article 2 shall thereafter look only to the Purchaser for payment of the Stock Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the Purchaser Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

          (e) None of the Purchaser, the Company, NEWCO, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the applicable Stock Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Purchaser Stock as provided in this Section 2.4, deliverable in respect thereof pursuant to this Agreement.

     2.5 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to the Purchaser as follows:

     3.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Purchaser, NEWCO, or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is materially adverse to (i) the business, assets, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, as the case may be, or (ii) the ability of Purchaser, NEWCO, or the Company, as the case may be, to consummate the transactions contemplated by this Agreement, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which the Purchaser or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     3.2 Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). At the close of business on January 15, 1997, (i) 12,528,845 shares of Company Common Stock were issued and outstanding, (ii) 1,071,514 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options and 130,000 shares of Company Common Stock have been reserved for issuance for satisfaction of contractual obligations of the Company to grant options to current and future employees of the Company and (iii) no shares of Company Common Stock were held by the Company in its treasury. As of the date hereof, there are no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of January 15, 1997, there were (i) 45 Company Options outstanding under the Company's 1995 Stock Incentive Plan (the "Employee Plan") to acquire 1,011,514 shares of Company Common Stock, and (ii) 4 Company Options outstanding under the Company's 1995 Non-Employee Directors' Stock Incentive Plan (the "Directors' Plan") to acquire 60,000 shares of Company Common Stock. The foregoing stock option plans of the Company are referred to herein as the "Stock Plans." Except for such Company Options, rights under the Company Rights Agreement (as defined below), and contractual obligations of the Company to grant options on a total of 130,000 shares of Company Common Stock to current and future employees of the Company, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. The Company Disclosure Letter (as defined below) sets forth a schedule of the exercise prices for all outstanding Company Options as of January 15, 1997. Since January 15, 1997, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Options already in existence on such date and the Company has not granted any stock options for any capital stock or other voting securities of the Company.

     3.3 Subsidiaries. Except as set forth in the letter from the Company to the Purchaser dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter (the "Company Disclosure Letter"), all of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature ("Liens") or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). Except as set forth in the Company Disclosure Letter, there are no (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for, (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or (iii) other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale, directly or indirectly, in each case, with respect to any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company nor are there any irrevocable proxies with respect to any shares of the capital stock of any of the Company's Subsidiaries. All of the shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable. Other than restrictions imposed by applicable law or as set forth in the Company Disclosure Letter, there are no restrictions which prevent or limit the payment of dividends by any of the Company's Subsidiaries.

     3.4 Other Interests. Except for the Company's interest in its Subsidiaries or as set forth in the Company Disclosure Letter, neither the Company nor its Subsidiaries owns directly or indirectly any equity interest or equity investment in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any equity investment in, any corporation, limited liability company, partnership, joint venture, business, trust or entity.

     3.5 Authority; Non-Contravention. The Board of Directors of the Company has unanimously approved this Agreement and determined that the Merger is fair to and in the best interests of the Company and its stockholders, and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser and NEWCO) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) subject to general principles of equity. Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, contractually require any offer to purchase or any prepayment of any debt, contractually require the payment of (or result in the vesting of) any severance, golden parachute, change of control or similar type of payment, or give rise to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or Bylaws of the Company (true and complete copies of which as of the date hereof have been delivered to the Purchaser) or the comparable charter or organization documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, concession, franchise or license applicable to the Company or any of its Subsidiaries or
(iii) subject to the governmental filings and other matters referred to in the following sentence and approval of this Agreement by the Company's stockholders, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses, liens, security interests, charges or encumbrances that would not have a Material Adverse Effect on the Company. Copies of all contracts, agreements, instruments or other documents referred to in the Company Disclosure Letter pursuant to this Section 3.5 have been furnished or made available to the Purchaser. The Company Disclosure Letter lists the amounts payable or that will or may become payable to directors, officers or employees or former directors, officers or employees of the Company and its Subsidiaries as a result of the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and the Virginia Commission, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (v) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.6 SEC Documents. (a) Since June 20, 1995, the Company has filed all documents with the Securities and Exchange Commission ("SEC") required to be filed under the Securities Act or the Exchange Act (such documents filed with the SEC on or before January 15, 1997 referred to herein as the "Company SEC Documents"). Except as set forth in the Company Disclosure Letter, as of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (b) Except as set forth in the Company SEC Documents or the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1996 which would not have a Material Adverse Effect on the Company.

          (c) The Company has heretofore made available to the Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Securities Act or the Exchange Act.

     3.7 Absence of Certain Events. Since December 31, 1995, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with past practice and, except as contemplated by this Agreement or disclosed in the Company SEC Documents or the Company Disclosure Letter, there has not occurred (i) any Material Adverse Change in the Company;
(ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iii) any amendments or changes in the Articles of Incorporation or Bylaws of the Company; (iv) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable or write-offs or write-downs of inventory, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practices; (v) any damage, destruction or loss with respect to the property or assets of the Company or its Subsidiaries which resulted in, or is reasonably likely to result in, a Material Adverse Effect on the Company; (vi) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (vii) any grant of any severance or termination pay to any director, executive officer or key employee of the Company or any of its Subsidiaries, except as required under any severance agreements disclosed in the Company Disclosure Letter; (viii) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or key employee of the Company or any of its Subsidiaries; (ix) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, executive officer or key employee of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice; or (x) any increase in compensation, bonus or other benefits payable to directors, executive officers or key employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice. Notwithstanding the foregoing, the representations contained in this Section 3.7 shall not apply to any change or development, or combination of changes or developments, to the extent such changes and developments are the result of stock market fluctuations.

     3.8 Litigation. Except as set forth in the Company SEC Documents or the Company Disclosure Letter, there are no actions, suits, proceedings, investigations or reviews pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that are reasonably likely to have a Material Adverse Effect on the Company.

     3.9 Material Contracts. Except for (a) agreements, commitments, arrangements, leases or other instruments disclosed in the Company Disclosure Letter, (b) agreements, commitments, arrangements, leases or other instruments disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, or in any Company SEC Documents filed thereafter, and (c) other agreements, commitments, arrangements, leases or other instruments entered into in the ordinary course of business (collectively the "Material Contracts"), neither the Company nor any of its Subsidiaries is a party to any material agreements, commitments, arrangements, leases or other instruments. Assuming due authorization and execution by the other parties thereto, to the knowledge of the Company, each of the Material Contracts is valid, binding, and in full force and effect in all material respects and enforceable by the Company or such Subsidiary, as the case may be, in accordance with its respective terms. The Company or such Subsidiary, as the case may be, has materially performed its obligations under such Material Contracts in accordance with the terms thereof and, to the knowledge of the Company, the other parties to such Material Contracts are not in default under any Material Contract as to which it is reasonably foreseeable that an adverse determination would result in a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received notice from any person alleging that the Company or any of its Subsidiaries is in default under any Material Contract as to which it is reasonably foreseeable that an adverse determination would result in a Material Adverse Effect on the Company.

     3.10 Employee Plans. (a) To the knowledge of the Company, except as set forth in the Company Disclosure Letter, the Company and each Subsidiary has complied with and performed all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations required to be performed by it under or with respect to any of the Company Benefit Plans (as defined below) or any related trust agreement or insurance contract, other than where the failure to so comply or perform does not have, nor is reasonably likely to have, a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Letter, all contributions and other payments required to be made by the Company and its Subsidiaries to any Company Benefit Plan prior to the date hereof have been made, other than where the failure to so contribute or make payments will not have a Material Adverse Effect on the Company, and all accruals required to be made under any Company Benefit Plan through December 31, 1996 have been made. Except as set forth in the Company Disclosure Letter, there is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the best knowledge of the Company and its Subsidiaries, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan, which is reasonably likely to have a Material Adverse Effect on the Company. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans, which benefit increases or creations, either individually or in the aggregate, will have or are reasonably likely to have, a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries presently sponsors, maintains, contributes to, nor is the Company or its Subsidiaries required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) With respect to each Company Benefit Plan subject to Title IV of ERISA, (i) no termination of any Company Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company or Subsidiary incurring a material liability under Title IV of ERISA;
(ii) each such Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) neither the Company nor any Subsidiary has sought or received a waiver of its funding requirements with respect to any Company Benefit Plan; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Company Benefit Plan; and (v) no Company Benefit Plan would have an amount of Unfunded Benefit Liabilities (as defined in Section 4001(a)(18) of ERISA) if such plan were terminated as of the Effective Time.

          (c) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Company or any of its Subsidiaries, any withdrawal liability (complete or partial within the meanings of sections 4203 or 4205 of ERISA, respectively) in respect of any multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), which withdrawal liability has not been satisfied or discharged in full or which, either individually or in the aggregate, will cause, or is reasonably likely to cause, a Material Adverse Effect on the Company.

          (d) Except as set forth in the Company Disclosure Letter, neither the Company nor any Subsidiary maintains or contributes to (or has maintained or contributed to) any Company Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefits to any employee upon such employee's retirement or termination of employment, except as may be required by Section 4980B of the Code.

          (e) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any Plan, other than a Multiemployer Plan, established by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has contributed (including any such Plans not now maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries does not now contribute, but with respect to which the Company or any of its Subsidiaries has or may have any liability). Copies of all written Plans (and, if applicable, related trust agreements and ERISA summary plan descriptions) and all amendments thereto, and the most recent Forms 5500 required to be filed with respect thereto have been made available to the Purchaser. The Company Disclosure Letter sets forth each Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

     3.11 Employment Relations and Agreements. (a) Except as would not constitute a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) as of the date of this Agreement, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company or its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries; (iii) no collective bargaining agreement is being negotiated as of the date of this Agreement by the Company or any of its Subsidiaries; and (iv) the Company and its Subsidiaries taken as a whole have not experienced any material labor difficulty during the last three years.

          (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any written, or to the knowledge of the Company, any binding oral, employment, severance, "change of control", collective bargaining or similar agreements ("Employment Agreements"). Copies of all Employment Agreements and all amendments thereto have been previously made available to the Purchaser.

     3.12 Real Property. (a) The Company Disclosure Letter accurately and completely sets forth, with respect to every parcel of real estate owned by the Company or any of its Subsidiaries (the "Real Estate"): (i) the owner; (ii) the location, including address, thereof; (iii) the legal description and approximate size thereof; (iv) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines; (v) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens).

          (b) The Company Disclosure Letter accurately and completely sets forth, with respect to every parcel of real estate leased by the Company or any of its Subsidiaries (the "Leasehold Premises"): (i) the lessor and lessee thereof and the date and term of the lease governing such property; (ii) the location, including address, thereof; (iii) the legal description and the approximate size thereof; (iv) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines of the Leasehold Premises; and (v) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens). The Company has previously delivered to the Purchaser accurate and complete copies of each of the leases covering the Leasehold Premises, and none of such leases has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or in the Company Disclosure Letter. The Company or the respective Subsidiary is not in default or breach under any such lease. No event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default by the Company or the respective Subsidiary under any such lease. The Company has no knowledge of any breach or anticipated breach by the other parties to such lease.

          (c) Except as reflected in the Company Disclosure Letter, the Company or the respective Subsidiary has good and marketable title to each parcel of the Real Estate and a valid leasehold interest in each of the Leasehold Premises, free and clear of all liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially interfere with the present use, of such properties or otherwise impair business operations in any material respect.

          (d) Except as set forth in the Company Disclosure Letter, the buildings located on the Real Estate and the Leasehold Premises are each in good operating condition, sufficient for the use for which such buildings are intended, normal wear and tear excepted.

          (e) Each parcel of the Real Estate and the Leasehold Premises: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current normal transportation requirements of the Company's business as presently conducted at such parcel; and (ii) is served by utilities in such quantity and quality as are sufficient to satisfy the current normal occupancy levels and business activities of the Company's business as conducted at such parcel.

          (f) None of the Company or its Subsidiaries has received notice of:
(i) any condemnation proceeding with respect to any portion of the Real Estate or the Leasehold Premises, and to the best of the knowledge of the Company and its Subsidiaries no such proceeding is contemplated by any governmental authority; or (ii) except as reflected in the Company Disclosure Letter, any special assessment which may materially affect the Real Estate or the Leasehold Premises, and to the best of the knowledge of the Company and its Subsidiaries no such special assessment is contemplated by any governmental authority.

     3.13 Limitation on Business Conduct; Condition of Assets. Except as set forth in the Company Disclosure Letter, neither the Company nor its Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any entity. Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have good and marketable title to all of their respective assets and properties, other than the Real Estate and Leasehold Premises, including the assets reflected on the Company's balance sheet included in the Company's Form 10-Q for the quarter end September 30, 1996 (the "Company Balance Sheet") and all of the assets thereafter acquired by them (except to the extent that such assets have thereafter been disposed of for fair value in the ordinary course of business), and good title to all their leasehold interests, in each case subject to no liens, mortgages, pledges, encumbrances or charges of any kind except as noted on the Company Balance Sheet or the Company Disclosure Letter and except for liens, encumbrances or charges which are not material in character, amount or extent with respect to the related asset and which do not in the aggregate have a Material Adverse Effect.

     3.14 Environmental Laws and Regulations. (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except as otherwise disclosed in the Company SEC Documents or the Company Disclosure Letter and except for non-compliance which would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization applicable to the Company and its Subsidiaries and relating to: (i) pollution or protection of human health or safety, health or safety of employees, sanitation, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) Releases (as defined in 42 U.S.C. Sections 9601 et seq.) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (iii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

          (b) There has not occurred, nor is there presently occurring, a Release of any Hazardous Material in, on, under or affecting any of the Company's or its Subsidiaries' respective current or previously owned or leased properties or any surrounding site, and none of the Company or its Subsidiaries has disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release, except as otherwise disclosed in the Company SEC Documents or the Company Disclosure Letter and except in each case for those Releases and disposals which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or the Company Disclosure Letter, neither the Company nor its Subsidiaries has received any notice that it is a "potentially responsible person" under any Environmental Laws. The term "Hazardous Material" means any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious and medical wastes, radioactive materials, petroleum (including crude oil or any fraction thereof), natural gas, synthetic gas and mixtures thereof, PCBs, or materials containing PCBs in excess of 50 ppm, asbestos and/or asbestos-containing materials or solid wastes, including but not limited to those defined in any Environmental Law and all regulations promulgated under each and all amendments thereto.

          (c) None of the Company or any of the Subsidiaries use, and has not used, any Underground Storage Tanks, and there are not now nor have there ever been Underground

Storage Tanks on the Real Estate or the Leasehold Premises. For purposes of this Section, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

          (d) There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental, worker safety or other matters that require any work, repairs, construction, alteration or capital expenditures with respect to the assets or properties of the Company and its Subsidiaries except for such as would not have a Material Adverse Effect on the Company.

     3.15 Trademarks, Copyrights. Except as set forth in the Company Disclosure Letter, the Company or its Subsidiaries own or possess adequate licenses or other valid rights to use all material trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company or any of its Subsidiaries as currently being conducted and, to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing, except where the failure to own or possess, or where such assertions or claims, would not have a Material Adverse Effect on the Company.

     3.16 Compliance with Laws. To the knowledge of the Company, except as set forth in the Company Disclosure Letter, each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders applicable to it, its assets, properties and business, except where such noncompliance would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notification of any asserted past or present failure to comply with any laws which has not been remedied, and to the best of their knowledge, no proceeding with respect to any such violation is contemplated. Neither the Company nor any of its Subsidiaries, nor, to the best knowledge of the Company and each of its Subsidiaries, any employee of the Company or any of its Subsidiaries, has made any payment of funds in connection with the business of the Company or any of its Subsidiaries prohibited by law, and no funds have been set aside to be used in connection with the business of the Company or any of its Subsidiaries for any payment prohibited by law.

     3.17 Takeover Statutes. The Board of Directors of the Company has unanimously approved the transactions contemplated by this Agreement and, assuming the accuracy of the Purchaser's representations and warranties contained in Section 4.15, has taken all appropriate action so that the transactions contemplated by this Agreement will not be subject to the Affiliated Transactions provisions of Sections 13.1-725 through 13.1-727.1 of the VSCA. The Company has taken all appropriate action so that the transactions contemplated by this Agreement will not be subject to the "Control Share Acquisition" provisions of Section 13.1-728.1 through 13.1-728.9 of the VSCA.

     3.18 Taxes. Except as set forth in the Company Disclosure Letter, (i) the Company and each Subsidiary have filed all material Tax Returns required to have been filed on or before the date hereof, which returns are true and complete in all material respects and all Taxes shown due thereon have been paid; (ii) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being contested in good faith by the Company or such Subsidiary. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     3.19 Brokers. No broker, investment banker or other person, other than Smith Barney Inc. ("Smith Barney"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letter between Smith Barney and the Company, as amended, setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to the Purchaser.

     3.20 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Smith Barney to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     3.21 Pooling of Interests. To the knowledge of the Company, the Company has not had, nor does it plan to have any transaction or condition which would preclude the transactions contemplated by this Agreement from being accounted for as a "pooling of interests."

     3.22 Ownership of Purchaser Shares. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any affiliate owns directly or indirectly any Purchaser Stock or has any rights to purchase such shares, and will not purchase any such shares in a fashion that would prevent the accounting treatment of the transactions contemplated by this Agreement as a pooling of interests, unless the Purchaser waives the condition in Section 6.3 hereof.

     3.23 Amendment to Rights Plan. The Company has amended, and the Board of Directors of the Company has authorized such amendment, the Rights Agreement, dated as of June 6, 1995, and amended as of February 27, 1996, among the Company, Bank One, Indianapolis, N.A., and Fifth Third Bank, Cincinnati, Ohio ("the Company Rights Agreement"), so that (i) the Purchaser will not become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all

Rights (as defined in the Company Rights Agreement) issued and outstanding under the Company Rights Agreement will expire immediately prior to the Effective Time.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Company as follows:

     4.1 Organization, Standing and Power. Each of the Purchaser and NEWCO is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Purchaser and NEWCO is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

     4.2 Capital Structure. The authorized capital stock of the Purchaser consists of 200,000,000 shares of Purchaser Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Purchaser Preferred Stock"). At the close of business on December 31, 1996, (i) 68,290,984 shares of Purchaser Stock were issued and outstanding, (ii) no shares of Purchaser Preferred Stock were issued and outstanding, (iii) 8,813,520 shares of Purchaser Stock were reserved for issuance upon the exercise of stock options of the Purchaser, and (iv) no shares of Purchaser Stock were held by the Purchaser in its treasury. All outstanding shares of capital stock of the Purchaser are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of December 31, 1996, there were options ("Purchaser Stock Options") outstanding, in the aggregate, under the Purchaser's Amended and Restated 1995 Employee Stock Option Plan, Amended and Restated 1996 Employee Stock Option Plan, and 1995 Stock Option Plan for Non-Employee Directors (collectively, the "Purchaser Option Plans") to acquire 5,811,868 shares of Common Stock. Except for such Purchaser Stock Options, as of December 31, 1996, there were no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Purchaser or any of its Subsidiaries is a party or by which any of them is bound obligating the Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Purchaser or of any of its Subsidiaries. Since December 31, 1996, no shares of Purchaser's capital stock have been issued other than pursuant to the exercise of Purchaser Stock Options already in existence on such date, and the Purchaser has not granted any stock options on any capital stock or other voting securities of the Purchaser, except as may be consistent with past practice or as otherwise may be contemplated by this Agreement, in each case in a manner as would not preclude the Merger from being accounted for as a "pooling of interests." All of the shares of capital stock of NEWCO are owned by the Purchaser.

     4.3 Authority; Non-Contravention. The Board of Directors of the Purchaser has unanimously approved this Agreement and determined that the Merger is fair and in the best interests of the Purchaser and its stockholders and the Purchaser has all requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and
(ii) subject to general principles of equity. Except as set forth in the letter from the Purchaser to the Company dated the date hereof, which letter relates to this Agreement and is designated as the Purchaser Disclosure Letter (the "Purchaser Disclosure Letter"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, contractually require any offer to purchase or any prepayment of any debt, contractually require the payment of (or result in the vesting of) any severance, golden parachute, change of control or similar type of payment, or give rise to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of the Purchaser or the comparable charter or organization documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Purchaser or any of its Subsidiaries or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, offers, prepayments, payments, losses, liens, security interests, charges or encumbrances that would not have a Material Adverse Effect on the Purchaser. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser or NEWCO of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Securities Act and Exchange Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and the Virginia Commission, and appropriate documents with the relevant authorities of other states in which the Purchaser or NEWCO is qualified to do business, (iii) such filings and approvals as may be required under the HSR Act, (iv) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (v) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or NEWCO.

     4.4 SEC Documents. (a) Since December 13, 1995, the Purchaser has filed all documents with the SEC required to be filed under the Securities Act or the Exchange Act (such documents filed with the SEC on or before January 15, 1997 referred to herein as the "Purchaser

SEC Documents"). As of their respective dates, (i) the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Purchaser and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (b) Except as set forth in the Purchaser SEC Documents or the Purchaser Disclosure Letter, neither the Purchaser nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1996 which would not have a Material Adverse Effect on the Purchaser.

          (c) The Purchaser has heretofore made available to Company a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.

     4.5 Absence of Certain Events. Since December 31, 1995, the Purchaser and its Subsidiaries have operated their respective lodging facilities only in the ordinary course consistent with past practice and, except as contemplated by this Agreement or disclosed in the Purchaser SEC Documents or the Purchaser Disclosure Letter, there has not occurred (i) any Material Adverse Change in the Purchaser; (ii) any change by the Purchaser or any of its Subsidiaries in its accounting methods, principles or practices; (iii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Purchaser; (iv) any revaluation by the Purchaser or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable or write-offs or write-downs of inventory, other than in the ordinary course of the Purchaser's and its Subsidiaries' businesses consistent with past practices; (v) any damage, destruction or loss with respect to the property or assets of the Purchaser or its Subsidiaries which resulted in, or is reasonably likely to result in, a Material Adverse Effect on the Purchaser; or (vi) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Purchaser, or any repurchase, redemption or other acquisition by the Purchaser or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the

Purchaser. Notwithstanding the foregoing, the representations contained in this Section 4.5 shall not apply to any change or development, or combination of changes or developments, to the extent such changes and developments are the result of stock market fluctuations.

     4.6 Purchaser Material Contracts. Except for (a) agreements, commitments, arrangements, leases or other instruments disclosed in the Purchaser Disclosure Letter, (b) agreements, commitments, arrangements, leases or other instruments disclosed in the Purchaser's Annual Report on Form 10-K for the year ended December 31, 1995, or in any Purchaser SEC Documents filed thereafter, and (c) other agreements, commitments, arrangements, leases or other instruments entered into in the ordinary course of business (collectively the "Purchaser Material Contracts"), neither the Purchaser nor any of its Subsidiaries is a party to any material agreements, commitments, arrangements, leases or other instruments. Assuming due authorization and execution by the other parties thereto, to the knowledge of the Purchaser, each of the Purchaser Material Contracts is valid, binding, and in full force and effect in all material respects and enforceable by the Purchaser or such Subsidiary, as the case may be, in accordance with its respective terms. The Purchaser or such Subsidiary, as the case may be, has materially performed its obligations under such Purchaser Material Contracts in accordance with the terms thereof and, to the knowledge of the Purchaser, the other parties to such Purchaser Material Contracts are not in default under any Purchaser Material Contract as to which it is reasonably foreseeable that an adverse determination would result in a Material Adverse Effect on the Purchaser. Except as set forth in the Purchaser Disclosure Letter, neither the Purchaser nor any of its Subsidiaries has received notice from any person alleging that the Purchaser or any of its Subsidiaries is in default under any Purchaser Material Contract as to which it is reasonably foreseeable that an adverse determination would result in a Material Adverse Effect on the Purchaser.

     4.7 Employee Plans. (a) To the knowledge of the Purchaser, except as set forth in the Purchaser Disclosure Letter, the Purchaser and each of its Subsidiaries has complied with and performed all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations required to be performed by it under or with respect to any of the Purchaser Benefit Plans (as defined below) or any related trust agreement or insurance contract, other than where the failure to so comply or perform does not have, nor is reasonably likely to have, a Material Adverse Effect on the Purchaser. Except as set forth in the Purchaser Disclosure Letter, all contributions and other payments required to be made by the Purchaser and its Subsidiaries to any Purchaser Benefit Plan prior to the date hereof have been made, other than where the failure to so contribute or make payments will not have a Material Adverse Effect on the Purchaser, and all accruals required to be made under any Purchaser Benefit Plan have been made. Except as set forth in the Purchaser Disclosure Letter, there is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the best knowledge of the Purchaser and its Subsidiaries, threatened or anticipated (other than routine claims for benefits) against or relating to any Purchaser Benefit Plan or against the assets of any Purchaser Benefit Plan, which is reasonably likely to have a Material Adverse Effect on the Purchaser. To the knowledge of the Purchaser, neither the Purchaser nor any of its Subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any

Purchaser Benefit Plan beyond those reflected in the Purchaser Benefit Plans, which benefit increases or creations, either individually or in the aggregate, will have or are reasonably likely to have, a Material Adverse Effect on the Purchaser. Except as set forth in the Purchaser Disclosure Letter, neither the Purchaser nor any of its Subsidiaries presently sponsors, maintains, contributes to, nor is the Purchaser or its Subsidiaries required to contribute to, nor has the Purchaser or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) With respect to each Purchaser Benefit Plan subject to Title IV of ERISA, (i) no termination of any Purchaser Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Purchaser or Subsidiary incurring a liability under Title IV of ERISA; (ii) each such Purchaser Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Purchaser Benefit Plan has incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) neither the Purchaser nor any Subsidiary has sought or received a waiver of its funding requirements with respect to any Purchaser Benefit Plan; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Purchaser Benefit Plan; and (v) no Purchaser Benefit Plan would have an amount of Unfunded Benefit Liabilities (as defined in Section 4001(a)(18) of ERISA) if such plan were terminated as of the Effective Time.

          (c) Except as set forth in the Purchaser Disclosure Letter, neither the Purchaser nor any of its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Purchaser or any of its Subsidiaries, any withdrawal liability (complete or partial within the meanings of sections 4203 or 4205 of ERISA, respectively) in respect of any Multiemployer Plan, which withdrawal liability has not been satisfied or discharged in full or which, either individually or in the aggregate, will cause, or is reasonably likely to cause, a Material Adverse Effect on the Purchaser.

          (d) Except as set forth in the Purchaser Disclosure Letter, neither the Purchaser nor any of its Subsidiaries maintains or contributes to (or has maintained or contributed to) any Purchaser Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefits to any employee upon such employee's retirement or termination of employment, except as may be required by Section 4980B of the Code.

          (e) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Purchaser Benefit Plan" means any Plan, other than a Multiemployer Plan, established by the Purchaser or any of its Subsidiaries or to which the Purchaser or any of its Subsidiaries contributes or has contributed (including any such Plans not now maintained by the Purchaser or any of its Subsidiaries or to which the Purchaser or any of its Subsidiaries does not now contribute, but with respect to which the Purchaser or any of its Subsidiaries has or may have any liability). Copies of all written Purchaser Plans (and, if applicable, related trust agreements and ERISA summary plan descriptions) and all amendments thereto, and the most recent Forms 5500 required to be filed with respect thereto have been made available to the Purchaser. The Purchaser Disclosure Letter sets forth each Purchaser Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

     4.8 Taxes. Except as set forth in the Purchaser Disclosure Letter, (i) the Purchaser and each of its Subsidiaries has filed all material Tax Returns required to have been filed on or before the date hereof, which returns are true and complete in all material respects and all Taxes shown due thereon have been paid; (ii) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (iii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or are being contested in good faith by the Purchaser or such Subsidiary.

     4.9 Compliance with Laws. To the knowledge of the Purchaser, except as set forth in the Purchaser Disclosure Letter, each of the Purchaser and its Subsidiaries is in compliance with all laws, regulations and orders applicable to it, its assets, properties and business, except where such noncompliance would not have a Material Adverse Effect on the Purchaser. Neither the Purchaser nor any of its Subsidiaries has received notification of any asserted past or present failure to comply with any laws which has not been remedied, and to the best of their knowledge, no proceeding with respect to any such violation is contemplated. Neither the Purchaser nor any of its Subsidiaries, nor, to the best knowledge of the Purchaser and each of its Subsidiaries, any employee of the Purchaser or any of its Subsidiaries, has made any payment of funds in connection with the business of the Purchaser or any of its Subsidiaries prohibited by law, and no funds have been set aside to be used in connection with the business of the Purchaser or any of its Subsidiaries for any payment prohibited by law.

     4.10 Litigation. Except as set forth in the Purchaser SEC Documents or the Purchaser Disclosure Letter, there are no actions, suits, proceedings, investigations or reviews pending against the Purchaser or its Subsidiaries or, to the knowledge of the Purchaser, threatened against the Purchaser or its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that are reasonably likely to have a Material Adverse Effect on the Purchaser.

     4.11 Employment Relations and Agreements. Except as would not result in a Material Adverse Change with respect to the Purchaser, (i) each of the Purchaser and its Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) as of the date of this Agreement, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Purchaser or its Subsidiaries, threatened against or involving the Purchaser or any of its Subsidiaries; (iii) no collective bargaining agreement is being negotiated as of the date of this Agreement by the Purchaser or any of its Subsidiaries; and (iv) the Purchaser and its Subsidiaries taken as a whole have not experienced any material labor difficulty during the last three years.

     4.12 Environmental Laws and Regulations. (a) The Purchaser and its Subsidiaries are in compliance with all applicable Environmental Laws, except as otherwise disclosed in the Purchaser SEC Documents or the Purchaser Disclosure Letter and except for non-compliance which would not have a Material Adverse Effect on the Purchaser.

          (b) During the period of ownership or operation by the Purchaser and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and none of the Purchaser or its Subsidiaries has disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release, except as otherwise disclosed in the Purchaser SEC Documents or the Purchaser Disclosure Letter and except in each case for those Releases and disposals which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Purchaser. Except as disclosed in the Purchaser SEC Documents or the Purchaser Disclosure Letter, neither the Purchaser nor its Subsidiaries has received any notice that it is a "potentially responsible person" under any Environmental Laws.

     4.13 Trademarks, Copyrights. Except as set forth in the Purchaser Disclosure Letter, the Purchaser or its Subsidiaries own or possess adequate licenses or other valid rights to use all material trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Purchaser or any of its Subsidiaries as currently being conducted and, to the knowledge of the Purchaser, there are no assertions or claims challenging the validity of any of the foregoing, except where the failure to own or possess, or where such assertions or claims, would not have a Material Adverse Effect on the Purchaser.

     4.14 Brokers. No broker, investment banker or other person, other than Donaldson, Lufkin & Jenrette, Inc. ("DLJ") the fees and expenses of which will be paid by the Purchaser, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     4.15 Takeover Statute. The Purchaser has not been an "interested stockholder" (as such term is defined by Section 13.1-725 of the VSCA) with respect to the Company at any time prior to the approval by the Board of Directors of the Company of the Merger Agreement and the entering into of the Stockholder Agreement.

                                   ARTICLE 5

                                   COVENANTS

     5.1. Alternative Proposals. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries, knowingly permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, the submission of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation, reorganization, exchange, plan of liquidation or similar transaction involving the Company or its Subsidiaries, or any purchase of any equity securities of the Company or all or any significant portion of the assets of the Company or its Subsidiaries other than the transactions contemplated hereby (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Alternative Proposal or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will promptly cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing; and
(c) that it will notify the Purchaser promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company and its authorized representatives from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) the Company keeps the Purchaser reasonably informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement.

     5.2. Interim Operations. (a) Prior to the Effective Time, except as contemplated by this Agreement, unless the Purchaser has consented in writing thereto, the Company:

          (i) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use their reasonable efforts, to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) Shall not amend its Articles of Incorporation or Bylaws or comparable governing instruments;

          (iv) Shall promptly notify the Purchaser of any material breach of any representation or warranty contained herein or any Material Adverse Effect with respect to the Company;

          (v) Shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) (A) Shall not, except pursuant to (i) the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, and (ii) the Company Rights Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof and (B) shall not, and shall not permit any of its Subsidiaries to,
     (x) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except as contemplated by the Company Rights Agreement and as identified in the Company Disclosure Letter) or grant, confer or award any bonuses or other forms of cash incentives, except as is consistent with past practice, to any officer, director or key employee, (y) increase any compensation under any employment agreement with any present or future officers, directors or employees, except for normal increases consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or director or amend any such agreement in any material respect other than severance arrangements which are consistent with past practice with respect to employees terminated by the Company or such Subsidiary, or (z) except as may be required by law, adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

          (vii) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (viii) Shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except for purchases and sales of inventory, real estate, construction services and equipment, in the ordinary course of business consistent with past practice and the Company's existing business plan as previously delivered to the Purchaser.

          (ix) Shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, or issue or sell any debt securities, other than to the Company or any wholly owned Company Subsidiary and other than borrowings under existing lines of credit in the ordinary course of business; provided, however, that the Company may enter into the proposed new bank credit facility if, prior to entering into such facility, the Purchaser is afforded an opportunity to consult with the Company with regard to (but not approve) the terms of such facility;

          (x) Shall not, and shall not permit any of its Subsidiaries to, mortgage or otherwise encumber or subject to any lien any of its properties or assets, except in the ordinary course of business and except as may be incurred by the Company in connection with the entering into of the proposed new bank credit facility if, prior to entering into such facility, the Purchaser is afforded an opportunity to consult with the Company with regard to (but not approve) the terms of such facility;

          (xi) Shall not, and shall not permit any of its Subsidiaries to, make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries;

          (xii) Shall not, and shall not permit any of its Subsidiaries to, make any commitment or enter into any contract or agreement except (x) in the ordinary course of business consistent with past practice or (y) for capital expenditures to be made as identified in the Company's existing business plan previously delivered to the Purchaser;

          (xiii) Shall not, and shall not permit any of its Subsidiaries to, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

          (xiv) Shall not, and shall not permit any of its Subsidiaries to, revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business, except as may be required in connection with unamortized fees relating to the Company's existing line of credit;

          (xv) Shall not, and shall not permit any of its Subsidiaries to, make any material tax election or settle or compromise any material income tax liability;

          (xvi) Shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (xvii) Shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

          (xviii) Shall not, and shall not permit any of its Subsidiaries to, except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in Section 5.1, waive, amend or allow to lapse (other than in accordance with its terms) any term or condition of any confidentiality or "standstill" agreement to which the Company or any of its Subsidiaries is a party;

          (xix) Shall not, and shall not permit any of its Subsidiaries to, take any action which would jeopardize the treatment of the Purchaser's acquisition of the Company as a pooling of interests for accounting purposes; and

          (xx) Shall not, and shall not permit any of its Subsidiaries to, agree or otherwise commit to take any of the foregoing actions or take, or agree to take, any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

          (b) Prior to the Effective Time, except as contemplated by this Agreement, unless the Company has consented in writing thereto, the Purchaser:

          (i) Shall promptly notify the Company of any breach of any representation or warranty contained herein or any Material Adverse Effect with respect to the Purchaser;

          (ii) Shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (iii) Shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests;

          (iv) Shall, and shall cause each of its Subsidiaries to, conduct the operations of its lodging facilities according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (v) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments in any way that would have an adverse impact on the transactions contemplated by this Agreement, or which would amend or modify the terms or provisions of the capital stock of the Purchaser other than any amendment to its Certificate of Incorporation to increase the number of authorized shares of capital stock;

          (vi) Shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (vii) Shall not, and shall not permit any of its Subsidiaries to, take any action which would jeopardize the treatment of the Purchaser's acquisition of the Company as a pooling of interests for accounting purposes; and

          (xii) Shall not, and shall not permit any of its Subsidiaries to, agree or otherwise commit to take any of the foregoing actions or take, or agree to take, any action which would make any of the representations or warranties of the Purchaser contained in this Agreement untrue or incorrect as of the date when made.

     5.3. Meetings of Stockholders. Each of the Company and the Purchaser will take all action necessary in accordance with applicable law and its Articles/Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Each of the Board of Directors of the Company and the Purchaser shall recommend such approval and the Purchaser and the Company shall each use their respective reasonable efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7); provided, however, that the Company's and the Purchaser's respective Board of Directors may withdraw or modify its recommendation to approve this Agreement and the Merger if necessary in light of the applicable fiduciary duties of the Company's and the Purchaser's respective directors, as determined by such directors in good faith after consultation with, and based upon the advice of, outside counsel.

     5.4. Filings, Other Action. Subject to the terms and conditions herein provided, the Company and the Purchaser shall: (a) promptly make their respective filings, if necessary, and thereafter make any other required submissions under the HSR Act; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Purchaser and the Company shall take all such necessary action.

     5.5. Inspection of Records. Subject to the restrictions contained in Confidentiality Agreements (as defined below), from the date hereof to the Effective Time, each of the Company and the Purchaser shall (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times and upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and the Purchaser and their respective Subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company or the Purchaser, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries. All confidential information provided pursuant to this Section 5.5 will be subject to the Confidentiality Agreement dated as of December 30, 1996, and the Confidentiality Agreement dated as of January 10, 1997 (the "Confidentiality Agreements"), in each case between the Company and the Purchaser. Notwithstanding the foregoing, no party shall have access to information or documents subject to the attorney/client privilege.

     5.6. Publicity. The initial press release relating to this Agreement shall be a joint press release, reasonably satisfactory to the Company and the Purchaser, and thereafter the Company and the Purchaser shall, subject to their respective legal obligations (including requirements of stock exchanges, automated quotation systems, and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange or automated quotation system with respect thereto.

     5.7. Registration Statement. The Purchaser and the Company shall cooperate and promptly prepare and the Purchaser shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Purchaser Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meetings of the stockholders of the Company and the Purchaser in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Purchaser shall use all reasonable efforts, and the Company will cooperate with the Purchaser, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Purchaser shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to the Company and advise the Company of any verbal comments with respect to the Form S-4 received from the SEC. The Purchaser shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The Purchaser agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the meetings of stockholders of the Company and the Purchaser, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed and becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Purchaser in reliance upon and in conformity with written information concerning the Company furnished to the Purchaser by the Company specifically for use in the Proxy Statement/Prospectus. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of stockholders of the Company and the Purchaser, or, in the case of written information concerning the Company provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed and becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Purchaser or the Company without the approval of the other party. The Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Purchaser Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     5.8. Listing Application. The Purchaser shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of Purchaser Stock issuable in the Merger and pursuant to Company Options, and shall use reasonable efforts to obtain, prior to the Effective Time, approval for the quotation on Nasdaq of such Purchaser Stock, subject to official notice of issuance.

     5.9. Affiliate Letters. At least 45 days prior to the Closing Date, the Company shall deliver to the Purchaser a list of names and addresses of those persons who were, in the Company's reasonable judgment, as of the date of such list, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act and the Company shall promptly notify the Purchaser if, at any time prior to the Closing Date, the Company believes a change should be made to such list. The Company shall use all reasonable efforts to deliver or cause to be delivered to the Purchaser, at least 30 days prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.9. The Purchaser shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Purchaser Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Purchaser Stock, consistent with the terms of such Affiliate Letters.

     5.10. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filings, if any, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC, and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by the Company and the Purchaser.

     5.11. Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby or the transactions contemplated by the Stockholder Agreement(s), the Company and Purchaser and the members of the Board of Directors of the Company and Purchaser shall grant such approvals and take such reasonable actions as are within its authority and consistent with its fiduciary obligations as determined in good faith by such Board so that the transactions contemplated hereby and the transactions contemplated by the Stockholder Agreement(s) may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

     5.12. Conduct of Business by NEWCO Pending the Merger. Prior to the Effective Time and subject to any applicable regulatory approvals, the Purchaser shall cause NEWCO to (i) perform its obligations under this Agreement in accordance with the terms hereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby, (ii) not incur directly or indirectly any liabilities or obligations except those incurred in connection with the consummation of this Agreement and the transactions contemplated hereby, (iii) not engage directly or indirectly in any business or activities of any type or kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking which is not contemplated by this Agreement and (iv) not create, grant or suffer to exist any lien upon their respective properties or assets which would attach to any properties or assets of the Purchaser or the Surviving Corporation after the Effective Time.

     5.13. Conveyance Taxes. The Company and the Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     5.14. Further Amendments to Rights Plan. Prior to the Effective Time, the Board of Directors of the Company shall not take any action that would amend, or have the effect of amending the Company Rights Agreement, so that (i) the Purchaser would become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) a "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) would occur as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all Rights (as defined in the Company Rights Agreement) issued and outstanding under the Company Rights Agreement would not expire immediately prior to the Effective Time.

     5.15. Indemnification of Officers and Directors. (a) Until such time as the applicable statute of limitations shall have expired, the Purchaser shall, and shall cause the Surviving Corporation to, provide with respect to each present or former director and officer of the Company and its Subsidiaries (both present and past) (the "Indemnified Parties"), the indemnification rights which such Indemnified Parties had, whether from the Company or such Subsidiary, immediately prior to the Merger, whether under the VSCA or the Articles of Incorporation or Bylaws of the Company or such Subsidiary or otherwise.

          (b) Immediately following the Effective Time, the Purchaser shall cause to be in effect the current policies of directors' and officers' liability insurance maintained by the Company or any Company Subsidiary (provided the Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred at or before the Effective Time, and the Purchaser shall maintain such coverage for a period of six years after the Effective Time.

          (c) This Section 5.15 shall survive the Closing and is intended to benefit the Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.15 against the Purchaser or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of the Purchaser and the Surviving Corporation.

     5.16. Tax Treatment. The Purchaser and the Company agree to treat the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and
(a)(2)(D) of the Code. During
the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of the Purchaser, the Company or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and
(a)(2)(D) of the Code.

     5.17. Employee Benefits. (a) Accrued Obligations. From and after the Effective Time, the Purchaser shall cause the Surviving Corporation to honor all obligations and commitments under the Company Benefit Plans in accordance with their terms as in effect at the Effective Time, with only such amendments as are permitted by the terms thereof as in effect at the Effective Time.

          (b) Transition Period. For the period commencing with the Effective Time and ending on December 31, 1997, the Purchaser shall cause the Surviving Corporation to provide welfare plan benefits (as defined under Section 3(1) of ERISA) and retirement benefits to employees (and their beneficiaries) of the Surviving Corporation and its Subsidiaries that are no less favorable in the aggregate than the benefits provided by the Company and its Subsidiaries to their employees (the "Company Employees") (and their beneficiaries) in comparable positions immediately before the Effective Time. The Purchaser shall take, and shall cause the Surviving Corporation and its Subsidiaries and all other affiliates of the Purchaser to take, the following actions: (i) waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by any of them for the benefit of the Company Employees or in which Company Employees participate after the Effective Time, and (ii) for all purposes under all compensation and benefit plans and policies applicable to employees of any of them, treat all service by Company Employees with the Company or any affiliates of the Company before the Effective Time as service with the Purchaser and its affiliates, except to the extent such treatment would result in duplication of benefits.

     5.18. Stock Options. (a) At least ten days prior to the Effective Time, the Company shall deliver to each holder of a Company Option an Option Notice and Assumption Agreement in the form attached as Exhibit 5.18 (the "Option Assumption Agreement") setting forth the Purchaser's assumption of the Company Option and substitution of the Assumed Option in accordance with the terms of
Section 2.2(c). The Purchaser shall not be entitled to or required to substitute an Assumed Option for a Company Option in accordance with Section 2.2(c) until it has received from the holder of a Company Option a properly executed and completed Option Assumption Agreement with respect to the Company Option.

          (b) The Purchaser agrees to cause the shares of Purchaser Stock issuable upon exercise of the Assumed Options and all other options assumed by the Purchaser or issued by the Purchaser in replacement of the Company Options to be covered by a Form S-8 Registration Statement filed with the SEC within thirty days following the Effective Time. The Purchaser further agrees to cause the shares of Purchaser Stock issuable upon exercise of the Assumed Options (and, to the extent Assumed Options were not issued in substitution therefor, the Company Options) to be registered or exempt from the registration requirements of all applicable state securities laws, rules and regulations.

     5.19 Purchaser Board of Directors. At the Effective Time, the Purchaser agrees to cause the Purchaser Board of Directors to take all action necessary to appoint Norwood Cowgill, Jr. as a member of the Board of Directors of the Purchaser, to serve pursuant to the Certificate of Incorporation and Bylaws of the Purchaser and applicable law until his successor is elected and qualified or his earlier resignation, respectively.

     5.20 Employment Contract. The Company agrees to use its best efforts to cause the existing employment agreement between the Company and Norwood Cowgill, Jr. (the "Cowgill Employment Agreement") to be terminated at or prior to the Effective Time with no "change of control" or other nonrecurring payments being made thereunder.

                                   ARTICLE 6

                                  CONDITIONS

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved, in the manner required by applicable law or by the applicable regulations of any stock exchange, automated quotation system, or other regulatory body, as the case may be, and in accordance with the parties' respective Articles/Certificate of Incorporation and Bylaws, by the holders of the issued and outstanding shares of capital stock of each of the Company and the Purchaser.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

          (c) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such law, rule, regulation, executive order, decree, injunction or other order to be vacated or lifted.

          (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of the Purchaser or the Company, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of the Purchaser Stock to be issued to the Company stockholders in connection with the Merger shall have been received. At the effective date of the Form S-4, the Form S-4 shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and, at the mailing date of the Proxy Statement/Prospectus and the date of the stockholders' meetings, the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Purchaser or the Company following the Effective Time.

          (f) The Purchaser Stock to be issued to the Company stockholders in connection with the Merger and the Company Options shall have been approved for quotation on the Nasdaq National Market, subject only to official notice of issuance.

          (g) The Purchaser and the Company shall each have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and
(a)(2)(D) of the Code.

          (h) The Purchaser and the Company shall have been advised in writing, as of the Effective Time, by Coopers & Lybrand L.L.P. that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a "pooling of interests" for accounting purposes.

          (i) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which either of the Company or the Purchaser is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance with this Agreement, the failure to obtain which would have a Material Adverse Effect on the Company or the Purchaser, shall have been obtained.

     6.2. Conditions to Obligation of Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Purchaser and NEWCO shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Purchaser contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Purchaser and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Material Adverse Effect on the Purchaser.

          (c) The Company shall have received a favorable opinion from Bell, Boyd & Lloyd, dated the Closing Date, substantially to the effect set forth in
Exhibit 6.2(c).

          (d) The Voting Agreement shall have remained in full force and effect through the Effective Time.

          (e) The Purchaser shall have delivered an executed registration rights agreement, substantially in the form attached hereto as Exhibit 6.2(e) (the "Registration Rights Agreement"), with each person (other than the Purchaser) who is a party to a Stockholder Agreement.

     6.3. Conditions to Obligation of the Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Material Adverse Effect on the Company.

          (c) The Stockholder Agreement shall have remained in full force and effect through the Effective Time.

          (d) After the Effective Time, no person shall have any Right (as defined in the Company Rights Agreement) under the Company Rights Agreement to acquire any equity securities of the Company.

          (e) Stockholders of the Company who have exercised dissenter's rights with respect to the Merger under Article 15 of the VSCA and other applicable provisions of the VSCA or other statute shall hold no more than 9.9% of the outstanding shares of the Company Common Stock, or a lesser amount to the extent such percentage would negate accounting for the Merger as a pooling of interests.

          (f) The Purchaser and NEWCO shall have received a favorable opinion from King & Spalding, dated the Closing Date, substantially to the effect set forth in Exhibit 6.3(f).

          (g) The Cowgill Employment Agreement shall have been terminated and no "change of control" or other nonrecurring payments shall have been made thereunder.

                                   ARTICLE 7

                                  TERMINATION

     7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of the Purchaser and the Company.

     7.2. Termination by Either the Purchaser or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Company if (a) the Merger shall not have been consummated by August 31, 1997, (or such later date as shall have been approved by the Purchaser and the Company) (b) the approval of the Company's stockholders and the Purchaser's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by August 31, 1997 (or such later date as shall have been approved by the Purchaser and the Company).

     7.3. Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company or the Purchaser referred to in Section 6.1(a), by action of the Board of Directors of the Company, if: (a) there is an Alternative Proposal which, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, based upon the advice of outside counsel, the Board of Directors of the Company determines that such termination is required by reason of such Alternative Proposal being made; provided that the Company shall notify the Purchaser promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal (which notice shall describe the material terms of such definitive agreement); or (b) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.2 and such conditions are not waived by the Company, unless the failure of such occurrence shall be due to the failure of the Company to perform or observe the covenants, agreements and conditions hereof to be performed by it at or before the Effective Time.

     7.4. Termination by the Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company or the Purchaser referred to in Section 6.1(a), by action of the Board of Directors of the Purchaser, if:
(a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders or shall have adopted resolutions to accept or implement an Alternative Proposal; or (b) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and
6.3 and such conditions are not waived by the Purchaser, unless the failure of such occurrence shall be due to the failure of the Purchaser or NEWCO to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time.

     7.5. Effect of Termination and Abandonment. (a) In the event that this Agreement is terminated pursuant to Section 7.3(a) or Section 7.4(a), (such event being called a "Topping Event"), then the Company shall pay the Purchaser a fee of $7,500,000, which amount shall be payable by wire transfer of same day funds within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.5(a), the Company shall pay to the Purchaser its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at a rate equal to the prime rate of NationsBank, N.A.

          (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5, the last sentence of Section 5.5, and Section 5.11 and except for the provisions of Article 8. Nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation, reasonable attorneys' fees and the right to pursue any remedy at law or in equity.

     7.6. Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                              GENERAL PROVISIONS

     8.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, and thereafter neither the Purchaser, NEWCO or the Company nor any affiliate, officer, director, employee or stockholder thereof shall have any liability with respect thereto; provided, however, that the agreements contained in Articles 1 and 2, Sections 5.4, 5.15, 5.16, 5.17, 5.18, this Article 8 and any other covenant or agreement which contemplates performance after the Effective Time shall survive the Merger.

     8.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Purchaser:              If to the Company:
Extended Stay America, Inc.       Studio Plus Hotels, Inc.
450 Las Olas Boulevard            1999 Richmond Road, Suite 4
Ft. Lauderdale, Florida 33301     Lexington, Kentucky 40502

Attention: Robert A. Brannon,     Attention: William A. Anderson,
           Secretary                         Secretary

With copies to:                   With copies to:

Bell, Boyd & Lloyd                King & Spalding
70 West Madison Street            191 Peachtree Street
Suite 3300                        Atlanta, Georgia 30303-1763
Chicago, Illinois 60602           Attention: Alan J. Prince
Attention: D. Mark McMillan       Fax: 404/572-5100
Fax: 312/372-2098

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     8.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4. Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Letter, the Purchaser Disclosure Letter, the Confidentiality Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     8.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company and the Purchaser, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     8.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     8.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     8.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     8.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11. Incorporation of Exhibits. The Company Disclosure Letter, the Purchaser Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

                          [**SIGNATURE PAGE FOLLOWS**]

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                                    EXTENDED STAY AMERICA, INC.



                                    By:    /s/ George D. Johnson, Jr.
                                       ----------------------------------
                                    Name:  George D. Johnson, Jr.
                                         --------------------------------
                                    Title: C.E.O
                                          -------------------------------



                                    ESA MERGER SUB, INC.



                                    By:    /s/ George D. Johnson, Jr.
                                       ----------------------------------
                                    Name:  George D. Johnson, Jr.
                                         --------------------------------
                                    Title: President
                                          -------------------------------



                                    STUDIO PLUS HOTELS, INC.



                                    By:    /s/ Norwood Cowgill, Jr.
                                       ----------------------------------
                                    Name:  Norwood Cowgill, Jr.
                                         --------------------------------
                                    Title: Chief Executive Officer
                                          -------------------------------